FOR IMMEDIATE RELEASE
May 3, 2017
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
FIRST QUARTER RESULTS

•	First quarter net income totaled $19.1 million or $1.17 per share

•
Earnings from the Eight Flags Combined Heat & Power plant, higher margin from the natural gas marketing operation and continued growth in the natural gas distribution and transmission businesses partially offset higher operating expenses and the impact of warmer weather

•	Xeron began winding down its operations during the first quarter

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today reported first quarter financial results. The Company's net income for the quarter ended March 31, 2017 was $19.1 million, compared to $20.4 million in the same quarter of 2016. Earnings per share for the quarter ended March 31, 2017 were $1.17 per share, compared to $1.33 for the same quarter of 2016.
Margin growth continued to be strong throughout the Company’s businesses, driven primarily by: income generated from the Eight Flags Energy, LLC ("Eight Flags") Combined Heat & Power ("CHP") plant, which initiated service in the second quarter of 2016; higher gross margin from the Company’s natural gas marketing operation, Peninsula Energy Services Company, Inc. (“PESCO”); customer growth and service expansions in the Company’s natural gas transmission and distribution businesses; and increased gross margin generated by the Florida Gas Reliability Infrastructure Program ("GRIP").
The increased gross margin generated by the Company's successful growth initiatives was offset by the effects of warmer than normal weather and higher operating expenses. The first quarter of 2017 was the third warmest first quarter on the Delmarva Peninsula during the last fifty years. The warmer weather during the quarter reduced EPS by $0.04 per share as compared to the first quarter of 2016. The increase in total quarter-over-quarter operating expenses was partly attributable to expenses incurred to pursue growth initiatives and wind down the operations of Xeron, Inc. ("Xeron"), the Company's former propane and crude oil trading subsidiary, which is more fully discussed in the "Major Projects and Initiatives" section later in this press release, which further reduced EPS by $0.04 per share. Lastly, an increase in outstanding shares as a result of the equity issuance consummated in September of 2016 lowered EPS for the quarter, by approximately $0.07 per share.
“First quarter results reflect both the continuing benefits of our growth strategy and the importance of investing in our systems and expanding our staff to deliver excellent service and maximize our future growth opportunities. Margin growth from both our regulated and unregulated businesses largely offset the first quarter impacts of warmer weather and higher costs from expanding our capacity to serve recent and future growth,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “The investment in our ability to provide our customers with excellent service and expand our capacity to identify and develop future growth opportunities is critical to ensure that we continue to generate the kind of margin growth we delivered in the first quarter, as we seek to extend our ten years of record reported earnings per share in 2017 and beyond. We will continue to execute our growth plan with financial discipline, which includes walking away from opportunities that do not meet our strict guidelines for risk and ret

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urn, even after incurring due diligence costs to fully vet them, as we did this quarter, or winding down operations after carefully weighing alternatives, as we did in the case of Xeron," added Mr. McMasters.

A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Comparative Results for the Quarters Ended March 31, 2017 and 2016

Operating income for the first quarter decreased by $1.7 million, or 4.7 percent, to $34.7 million compared to the same period in 2016. Gross margin increased by $6.8 million, or 8.8 percent, although other operating expenses increased by $8.5 million, or 20.7 percent. The increase in other operating expenses, in part, reflects higher expenses to support growth of the Company's businesses. Other expense drivers, which were mentioned previously, included costs associated with the wind down of Xeron’s operations and costs associated with pursuing additional growth initiatives.

Regulated Energy Segment

Operating income for the Regulated Energy segment decreased by $1.3 million, or 5 percent, compared to the same period in 2016. The decreased operating income resulted from a $4.4 million increase in other operating expenses, offset by a $3.1 million increase in gross margin. Of the total $4.4 million increase in other operating expenses, $2.3 million is associated with recently completed and planned future growth projects of Eastern Shore Natural Gas Company ("Eastern Shore"), the Company's natural gas transmission subsidiary.
The significant components of the gross margin increase included:

•	$831,000 from customer growth in natural gas distribution and transmission services over and above the growth attributable to recent service expansions;

•
$759,000 generated from natural gas transmission expansions completed recently, as well as interim services provided pending completion of new facilities, which are more fully discussed in the “Major Projects and Initiatives” section later in this press release;

•	$680,000 generated by additional GRIP investments in the Florida natural gas distribution operations;

•	$546,000 generated from the implementation of new rates for the Company’s Delaware natural gas distribution division; and

•	$491,000 from new natural gas transmission and distribution services provided to Eight Flags' CHP plant.
The foregoing increases were offset by $527,000 from lower customer consumption of energy for the Company's distribution operations in Florida and on the Delmarva Peninsula due primarily to warmer weather.

The significant components of the increase in other operating expenses included:

•	$2.1 million in higher staffing and associated costs for additional personnel to support growth;

•	$1.2 million in higher outside services and facility maintenance costs to support growth; and

•	$901,000 in higher depreciation, asset removal and property tax costs associated with recent capital investments to support growth and system integrity.

Unregulated Energy Segment
Operating income for the Unregulated Energy segment for the three months ended March 31, 2017 was $11.5 million, a decrease of $406,000 compared to the same period in 2016. The decreased operating income was due to an increase in operating expenses of $4.1 million offset by a $3.7 million increase in gross margin.
The significant components of the gross margin increase were as follows:

•	$2.2 million from PESCO, due to an increase in the number of contracts and customers served as well as additional revenue from providing natural gas to a customer in Ohio under a supplier agreement;

•	$1.8 million of additional gross margin from Eight Flags' CHP plant, which commenced operations in June 2016; and

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$526,000 from Aspire Energy of Ohio, LLC ("Aspire Energy") as a result of pricing amendments to long-term gas sales agreements and a rate increase, offset by the absence of a one-time additional management fee received in 2016.

The above gross margin increases were offset by the following:

•	$581,000 of lower gross margin from the Company's propane distribution operations as propane retail margins per gallon continued to return to more normal levels; and

•
$414,000 of lower gross margin due to warmer than normal temperatures in Ohio and on the Delmarva Peninsula, resulting in lower customer consumption of propane and lower deliveries of natural gas by Aspire Energy.

The significant components of the increase in other operating expenses included:

•	$1.3 million incurred by Eight Flags' CHP plant, which commenced operations in June 2016;

•	$1.1 million in higher staffing and associated costs for additional personnel to support growth;

•	$581,000 in higher outside services costs associated primarily with growth and ongoing compliance activities;

•	$458,000 in higher depreciation expense due to increased capital investments primarily for Aspire Energy; and

•	$438,000 in higher operating expenses associated with the winding down of operations by Xeron.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2016 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share are presented on a diluted basis.

Conference Call

Chesapeake Utilities will host a conference call on Friday, May 5, 2017, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2017. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2017 First Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com /results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

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For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Gross Margin (1)
Regulated Energy segment	$57,410	$54,311
Unregulated Energy segment	26,819	23,101
Other businesses and eliminations	(67)	(45)
Total Gross Margin	$84,162	$77,367

Operating Income
Regulated Energy segment	$23,017	$24,319
Unregulated Energy segment	11,530	11,936
Other businesses and eliminations	129	125
Total Operating Income	34,676	36,380

Other Expense, net	(277)	(34)
Interest Charges	2,739	2,650
Pre-tax Income	31,660	33,696
Income Taxes	12,516	13,329
Net Income	$19,144	$20,367

Earnings Per Share of Common Stock
Basic	$1.17	$1.33
Diluted	$1.17	$1.33

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake Utilities believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake Utilities' management uses gross margin in measuring its business units’ performance. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances between the three months ended March 31, 2016 and 2017 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2016 Reported Results	$33,696	$20,367	$1.33

Adjusting for unusual items:
Weather impact	(1,074)	(650)	(0.04)
Impact of winding down of Xeron operations	(514)	(311)	(0.02)
	(1,588)	(961)	(0.06)
Increased (Decreased) Gross Margins:
Eight Flags' CHP*	2,295	1,388	0.09
Natural gas marketing	2,154	1,302	0.08
Natural gas growth (excluding service expansions)	831	503	0.03
Service expansions*	759	459	0.03
GRIP*	680	411	0.03
Lower retail propane margins	(581)	(351)	(0.02)
Implementation of Delaware Division new rates*	546	330	0.02
Aspire Energy rates and management fees	526	318	0.02
Customer consumption - other	133	81	0.01
	7,343	4,441	0.29
Increased Other Operating Expenses:
Higher staffing and associated costs	(3,220)	(1,947)	(0.13)
Higher outside services costs and facility maintenance	(1,719)	(1,040)	(0.07)
Higher depreciation, asset removal and property tax costs due to new capital investments	(1,359)	(822)	(0.05)
Eight Flags' operating expenses	(1,268)	(767)	(0.05)
	(7,566)	(4,576)	(0.30)

Interest charges	(88)	(53)	—
Change in other expense	(243)	(147)	(0.01)
Net other changes	106	73	(0.01)
	(225)	(127)	(0.02)

EPS impact of increase in outstanding shares due to September 2016 offering	—	—	(0.07)
First Quarter of 2017 Reported Results	$31,660	$19,144	$1.17

*See the Major Projects and Initiatives table later in this press release.

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Major Projects and Initiatives

The following table summarizes gross margin for the Company's major projects and initiatives recently completed and initiatives currently underway, but which will be completed in the future. Gross margin reflects operating revenue less cost of sales, excluding depreciation, amortization and accretion (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended			Year Ended
	March 31,			December 31,	Estimate for
	2017	2016	Variance	2016	2017	2018	2019
Existing Major Projects and Initiatives
Capital Investment Projects	$9,319	$5,585	$3,734	$29,819	$34,969	$32,125	$33,035
Regulatory Proceedings	546		546	1,487	2,250	2,250	2,250
Total Existing Major Projects and Initiatives	9,865	5,585	4,280	31,306	37,219	34,375	35,285
Future Major Projects and Initiatives
Capital Investment Projects (1)	—	—	—	—	386	15,551	20,899
Regulatory Proceedings (2)	—	—	—	—	1,875	4,500	4,500
Total Future Major Projects and Initiatives	—	—	—	—	2,261	20,051	25,399
Total	$9,865	$5,585	$4,280	$31,306	$39,480	$54,426	$60,684
(1) This represents gross margin for the 2017 Expansion Project and the Northwest Florida Expansion Project.
(2) In January 2017, Eastern Shore, filed a rate case with the Federal Energy Regulatory Commission ("FERC"). The outcome of the rate case is not known at this time. This table assumes recovery in the rate case of the costs of the System Reliability Project.
Major Projects and Initiatives Recently Completed
The following table summarizes gross margin generated from the Company's major projects and initiatives recently completed (dollars in thousands):

	Gross Margin for the Period (1)
	Three Months Ended			Year Ended
	March 31,			December 31,	Estimate for
	2017	2016	Variance	2016	2017	2018	2019
Capital Investment Projects:
Service Expansions:
Short-term contracts (Delaware)	$2,663	$2,543	$120	$11,454	$5,265	$1,407	$1,407
Long-term contracts (Delaware)	1,094	455	639	1,815	7,611	7,605	7,583
Total Service Expansions	3,757	2,998	759	13,269	12,876	9,012	8,990
Florida GRIP	3,267	2,587	680	11,552	13,727	14,407	15,085
Eight Flags' CHP Plant	2,295	—	2,295	4,998	8,366	8,706	8,960
Total Capital Investment Projects	9,319	5,585	3,734	29,819	34,969	32,125	33,035
Regulatory Proceedings:
Delaware Division Rate Case	546	—	546	1,487	2,250	2,250	2,250
Total Existing Regulatory Proceedings	546	—	546	1,487	2,250	2,250	2,250
Total Existing Major Projects and Initiatives	$9,865	$5,585	$4,280	$31,306	$37,219	$34,375	$35,285

(1) Does not include gross margin of $4.6 million and $13.9 million for the quarter ended March 31, 2016 and year ended December 31, 2016, respectively, which consists primarily of gross margin attributable to Aspire Energy for those periods. The acquisition of Aspire Energy was previously disclosed as a major project; however, the gross margin attributable to Aspire Energy is now being excluded from this table.

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Service Expansions
In August 2014, Eastern Shore entered into a precedent agreement with an electric power generator in Kent County, Delaware, to provide, upon the satisfaction of certain conditions, a 20-year natural gas transmission service for 45,000 dekatherms per day ("Dts/d") deliverable to the lateral serving the customer's facility. In July 2016, the FERC authorized Eastern Shore to construct and operate the proposed project, which consists of 5.4 miles of 16-inch pipeline looping and new compression capability in Delaware. Eastern Shore provided interim services to this customer pending construction of facilities. Construction of the project is complete, and long-term service commenced on March 1, 2017, pursuant to a 20-year OPT 90 ≤ service agreement we entered into with this customer. This service generated an additional gross margin of $106,000 during the three months ended March 31, 2017 compared to the same period in 2016. This service is expected to generate gross margin of $7.0 million for 2017 and between $5.8 million and $7.8 million annually through the remaining term of the agreement.
In October 2015, Eastern Shore submitted an application to the FERC to make certain meter tube and control valve replacements and related improvements at its Texas Eastern Transmission, LP ("TETLP") interconnect facilities, which would enable Eastern Shore to increase natural gas receipts from TETLP by 53,000 Dts/d, for a total capacity of 160,000 Dts/d. In December 2015, the FERC authorized Eastern Shore to proceed with this project, which was completed and placed in service in March 2016. Approximately 44 percent of the increased capacity has been subscribed on a short-term firm service basis. This service generated an additional gross margin of $678,000 for the three months ended March 31, 2017, compared to the same period in 2016. The remaining capacity is available for firm or interruptible service.
GRIP
GRIP is a natural gas pipe replacement program approved by the Florida Public Service Commission ("PSC"), designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance the reliability and integrity of the Company's Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company has invested $105.7 million to replace 230 miles of qualifying distribution mains, including $2.8 million during the first three months of 2017. The increased investment in GRIP generated additional gross margin of $680,000 for the three months ended March 31, 2017 compared to the same period in 2016.
Eight Flags' CHP plant
In June 2016, Eight Flags completed construction of a CHP plant on Amelia Island, Florida. This CHP plant, which consists of a natural-gas-fired turbine and associated electric generator, produces approximately 20 megawatts of base load power and includes a heat recovery steam generator capable of providing approximately 75,000 pounds per hour of residual steam. In June 2016, Eight Flags began selling power generated from the CHP plant to Florida Public Utilities Company ("FPU"), the Company's wholly-owned subsidiary, pursuant to a 20-year power purchase agreement for distribution to FPU's retail electric customers. In July 2016, it also started selling steam to the industrial customer that owns the property on which Eight Flags' CHP plant is located, pursuant to a separate 20-year contract.
The CHP plant is powered by natural gas transported by FPU through its distribution system and by Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), the Company's wholly-owned Florida intrastate pipeline subsidiary. For the three months ended March 31, 2017, Eight Flags and other affiliates of Chesapeake Utilities generated $2.3 million in additional gross margin as a result of these services that began in June 2016. This amount includes gross margin of $491,000 for the three months ended March 31, 2017, attributable to natural gas distribution and transportation services provided to the CHP plant by the Company's regulated affiliates.
Major Projects and Initiatives Underway
Northwest Florida Expansion Project: Peninsula Pipeline and the Company's Florida natural gas division are constructing a pipeline in Escambia County, Florida that will interconnect with Florida Gas Transmission Company's ("FGT") pipeline. The project consists of 33 miles of 12-inch transmission line from the FGT interconnect that will be operated by Peninsula Pipeline and 8 miles of 8-inch lateral distribution lines that will be operated by the Company's Florida natural gas division. The Company has signed agreements to serve two industrial customers. The estimated annual gross margin associated with this project, once in service, is approximately $5.1 million.
System Reliability Project: In July 2016, the FERC authorized Eastern Shore to construct and operate its proposed System Reliability Project, which will consist of approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware, and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. A 2.5 mile looping segment was completed and placed into service in December 2016. The remaining looping and the new compressor are anticipated to be completed by the end of May 2017. This project was included in Eastern Shore's January 2017 base rate case filing with the FERC. The estimated annual gross margin associated with

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this project, assuming full recovery in the 2017 rate case, is approximately $4.5 million. We have assumed recovery of this project's costs beginning in August 2017, coinciding with the proposed effectiveness of new rates, subject to refund pending final resolution of the base rate case.
2017 Expansion Project: In May 2016, Eastern Shore submitted a request to the FERC to initiate the FERC's pre-filing process for its proposed 2017 Expansion Project. This project, which will expand Eastern Shore's firm service capacity by 26 percent, will provide 61,162 Dts/d of additional firm natural gas transportation service on Eastern Shore's pipeline system with an additional 52,500 Dts/d of firm transportation service at certain Eastern Shore receipt facilities pursuant to precedent agreements Eastern Shore entered into with four existing customers as well as affiliates of Chesapeake Utilities. Facilities required to provide this new service will consist of: (i) approximately 23 miles of pipeline looping in Pennsylvania, Maryland and Delaware; (ii) upgrades to existing metering facilities in Lancaster County, Pennsylvania; (iii) installation of an additional 3,550-horsepower compressor unit at Eastern Shore’s existing Daleville compressor station in Chester County, Pennsylvania; and (iv) approximately 17 miles of new mainline extension and two pressure control stations in Sussex County, Delaware. The project will generate approximately $15.8 million of gross margin in the first full year after the new transportation services go into effect. The estimated cost of this Expansion Project is $98.6 million.
In April 2017, Eastern Shore entered into an agreement with an industrial customer to provide 11,000 Dts/d of interim firm transportation service from May 1, 2017 to October 31, 2017 or until the 2017 Expansion project is completed and in-service. Eastern Shore is expected to generate approximately $386,000 of additional gross margin from this interim service in 2017.

Other major factors influencing gross margin
Weather and Consumption
Warmer weather during the three months ended March 31, 2017 compared to temperatures in the same period in 2016, reduced the Company's gross margin by $1.1 million. The first quarter of 2017 was recorded as the third warmest first quarter on the Delmarva Peninsula during the last fifty years. The following table summarizes heating degree-day ("HDD") and cooling degree-day ("CDD") information for the three months ended March 31, 2017 and 2016 resulting from weather fluctuations in those periods.

HDD and CDD Information

	Three Months Ended
	March 31,
	2017	2016	Variance
Delmarva
Actual HDD	1,958	2,094	(136)
10-Year Average HDD ("Delmarva Normal")	2,403	2,400	3
Variance from Delmarva Normal	(445)	(306)
Florida
Actual HDD	285	505	(220)
10-Year Average HDD ("Florida Normal")	583	534	49
Variance from Florida Normal	(298)	(29)
Ohio
Actual HDD	2,484	2,791	(307)
10-Year Average HDD ("Ohio Normal")	3,137	3,131	6
Variance from Ohio Normal	(653)	(340)
Florida
Actual CDD	145	127	18
10-Year Average CDD ("Florida CDD Normal")	82	77	5
Variance from Florida CDD Normal	63	50

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Propane prices
Lower retail propane margins per gallon for our Delmarva and Florida propane distribution operations decreased gross margin by $581,000 for the three months ended March 31, 2017, of which $495,000 is associated with the larger Delmarva Peninsula propane distribution operation. Margins per retail gallon continued to return to more normal levels, driven principally by higher propane prices and local market conditions. These market conditions, including competition with other propane suppliers as well as the availability and price of alternative energy sources, may fluctuate based on changes in demand, supply and other energy commodity prices. The Company continues to assume more normal levels of margins in our long-term financial plans and forecasts.
PESCO
PESCO provides natural gas supply and supply management services to residential, commercial, industrial and wholesale customers. PESCO operates primarily in Florida, on the Delmarva Peninsula, and in Ohio. PESCO competes with regulated utilities and other unregulated third-party marketers to sell natural gas supplies directly to residential, commercial and industrial customers through competitively-priced contracts. PESCO does not currently own or operate any natural gas transmission or distribution assets but sells gas that is delivered to retail or wholesale customers through affiliated and non-affiliated local distribution company systems and transmission pipelines.

In 2017, the Company's Delaware and Maryland natural gas distribution operations entered into asset management agreements with PESCO to manage a portion of their natural gas transportation and storage capacity. The asset management agreements were effective April 1, 2017, and each has a three-year term, expiring on March 31, 2020. As a result of these agreements, PESCO will manage capacity on regional pipelines as well as third-party storage contracts for the Company's Delaware and Maryland natural gas divisions in an expansion of PESCO's asset management services.
Operating revenues for PESCO were $45.0 million for the three months ended in March 2017 compared to $20.0 million in the same period in 2016. This revenue growth was attributable primarily to growth in customers served and volumes sold in Florida, Ohio and on the Delmarva Peninsula.
PESCO generated additional gross margin of $2.2 million in the first quarter of 2017, compared to the same period in 2016, as a result of revenues associated with providing natural gas under a supplier agreement to service approximately 40,000 end users on behalf of another utility as well as increased customer contracts in Florida. Under the supplier agreement, PESCO delivered the highest volumes during the first quarter of 2017, while fixed storage and pipeline fees were paid over the entire twelve-month period from April 1, 2016 to March 31, 2017. This supplier agreement ended March 31, 2017 and was not renewed.
Operating income for PESCO was $2.5 million for the three months ended March 31, 2017, compared to $803,000 for the same period in 2016. PESCO incurred higher operating expenses of $479,000 in the first quarter of 2017 to support the growth of the business.
Xeron
After a thorough review of Xeron’s performance and careful evaluation of alternative strategies, our management determined that there was no viable strategy to restore Xeron to profitability in the near term and accordingly, decided to wind down Xeron's operations. The Company recorded $606,000 in pre-tax losses from Xeron in the first quarter of 2017, driven primarily by the costs associated with non-recurring employee severance costs and quarter-to-date Xeron operating losses. The Company may record additional losses in the future associated with the termination of the leased office space in Houston, Texas, if the Company incurs lease termination costs or is unable to sublease the office space at a rental rate sufficient to offset the Company's rental and expense obligation under the lease.
Other Natural Gas Growth - Distribution Operations
In addition to service expansions, the Company's Delmarva natural gas distribution operations generated $520,000 in additional gross margin for the three months ended March 31, 2017, compared to the same period in 2016, due to an increase in residential, commercial and industrial customers served. The average number of residential customers on the Delmarva Peninsula increased by four percent during the three months ended March 31, 2017 compared to the same period in 2016. The Company's natural gas distribution operations in Florida generated $440,000 in additional gross margin for the three months ended March 31, 2017, compared to the same period in 2016, due primarily to an increase in commercial and industrial customers in Florida.

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Regulatory Proceedings
Delaware division rate case
In December 2016, the Delaware PSC approved a settlement agreement as recommended by the Hearing Examiner's report. The settlement agreement, among other things, provided for an increase in the Company's Delaware division revenue requirement of $2.25 million and a rate of return on common equity of 9.75 percent. The new authorized rates went into effect on January 1, 2017. Any amounts collected through 2016 interim rates in excess of the respective portion of the $2.25 million were refunded to the ratepayers in March 2017.
Eastern Shore Rate Case
In January 2017, Eastern Shore filed a base rate proceeding with the FERC, as required by the terms of its 2012 rate case settlement agreement. Eastern Shore's proposed rates are based on a cost of service of approximately $60 million, resulting in an overall requested revenue increase of approximately $18.9 million and a requested rate of return on common equity of 13.75 percent. The FERC issued a notice of the filing in January 2017, and the comment period ended in February 2017. Fourteen parties intervened in the proceeding, with six of those parties filing protests of some aspect of the rate filing. The FERC issued an order suspending the effectiveness of the proposed tariff rates for the usual five-month period. Accordingly, the new rates are to become effective, subject to refund, on August 1, 2017.
Investing for Future Growth
To support and continue its growth, the Company has expanded, and will continue to expand, its resources and capabilities. Eastern Shore has expanded, and has announced significant additional expansions to, its transmission system, and is therefore increasing its staffing. We requested recovery of most of Eastern Shore's increased staffing costs in its 2017 rate case. Growth in non-regulated energy businesses, including Aspire Energy, PESCO and Eight Flags, requires additional staff as well as corporate resources to support the increased level of activity. Finally, to allow the Company to continue to identify and move growth initiatives forward and to assist in developing additional strategic initiatives for sustained future growth, resources have been added in the Company's corporate shared services departments. In the first quarter of 2017, the Company's staffing and associated costs increased by $3.2 million or 18 percent, compared to the same period in 2016. The Company expects to make additional investments in human resources and systems, as needed, to further develop its capability to capitalize on future growth opportunities.

The Company pursued several strategic growth opportunities during the quarter which ultimately did not materialize. In connection with such efforts, the Company incurred costs of approximately $600,000. The Company intends to continue to seek new opportunities in the future, and will incur costs in pursuing them, whether opportunities come to fruition or not.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2017	2016
Operating Revenues
Regulated Energy	$97,654	$89,216
Unregulated Energy and other	87,506	57,080
Total Operating Revenues	185,160	146,296
Operating Expenses
Regulated Energy cost of sales	40,244	34,905
Unregulated Energy and other cost of sales	60,754	34,024
Operations	32,913	27,159
Maintenance	3,231	2,479
Depreciation and amortization	8,812	7,503
Other taxes	4,530	3,846
Total operating expenses	150,484	109,916
Operating Income	34,676	36,380
Other expense, net	(277)	(34)
Interest charges	2,739	2,650
Income Before Income Taxes	31,660	33,696
Income taxes	12,516	13,329
Net Income	$19,144	$20,367
Weighted Average Common Shares Outstanding:
Basic	16,317,224	15,286,842
Diluted	16,363,796	15,331,912
Earnings Per Share of Common Stock:
Basic	$1.17	$1.33
Diluted	$1.17	$1.33

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13-13-13-13

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2017	December 31, 2016
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$985,832	$957,681
Unregulated Energy	199,211	196,800
Other businesses and eliminations	21,486	21,114
Total property, plant and equipment	1,206,529	1,175,595
Less: Accumulated depreciation and amortization	(250,574)	(245,207)
Plus: Construction work in progress	62,362	56,276
Net property, plant and equipment	1,018,317	986,664
Current Assets
Cash and cash equivalents	5,700	4,178
Accounts receivable (less allowance for uncollectible accounts of $815 and $909, respectively)	58,375	62,803
Accrued revenue	16,317	16,986
Propane inventory, at average cost	5,437	6,457
Other inventory, at average cost	3,657	4,576
Regulatory assets	7,527	7,694
Storage gas prepayments	735	5,484
Income taxes receivable	13,388	22,888
Prepaid expenses	4,534	6,792
Mark-to-market energy assets	1,339	823
Other current assets	1,804	2,470
Total current assets	118,813	141,151
Deferred Charges and Other Assets
Goodwill	15,070	15,070
Other intangible assets, net	1,752	1,843
Investments, at fair value	5,212	4,902
Regulatory assets	76,218	76,803
Receivables and other deferred charges	2,929	2,786
Total deferred charges and other assets	101,181	101,404
Total Assets	$1,238,311	$1,229,219

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2017	December 31, 2016
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	7,949	7,935
Additional paid-in capital	251,144	250,967
Retained earnings	206,194	192,062
Accumulated other comprehensive loss	(4,458)	(4,878)
Deferred compensation obligation	3,100	2,416
Treasury stock	(3,100)	(2,416)
Total stockholders' equity	460,829	446,086
Long-term debt, net of current maturities	136,537	136,954
Total capitalization	597,366	583,040
Current Liabilities
Current portion of long-term debt	12,111	12,099
Short-term borrowing	199,333	209,871
Accounts payable	49,500	56,935
Customer deposits and refunds	29,638	29,238
Accrued interest	2,868	1,312
Dividends payable	4,981	4,973
Accrued compensation	5,560	10,496
Regulatory liabilities	7,275	1,291
Mark-to-market energy liabilities	189	773
Other accrued liabilities	9,278	7,063
Total current liabilities	320,733	334,051
Deferred Credits and Other Liabilities
Deferred income taxes	231,004	222,894
Regulatory liabilities	42,861	43,064
Environmental liabilities	8,535	8,592
Other pension and benefit costs	33,082	32,828
Deferred investment tax credits and other liabilities	4,730	4,750
Total deferred credits and other liabilities	320,212	312,128
Total Capitalization and Liabilities	$1,238,311	$1,229,219

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2017				For the Three Months Ended March 31, 2016
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$25,710	$1,552	$10,768	$9,327	$21,267	$1,571	$9,287	$11,307
Commercial	11,412	1,523	9,594	9,414	9,661	1,416	8,234	9,542
Industrial	1,834	1,759	5,927	471	1,920	1,637	5,533	817
Other (1)	1,458	900	(2,785)	(1,589)	653	917	(1,833)	(2,133)
Total Operating Revenues	$40,414	$5,734	$23,504	$17,623	$33,501	$5,541	$21,221	$19,533

Volume (in Dts/MWHs)
Residential	1,807,900	123,275	470,811	61,326	1,705,597	138,472	506,912	73,923
Commercial	1,381,408	2,957,716	707,349	65,862	1,398,890	1,447,747	692,331	68,115
Industrial	1,373,798	1,767,430	1,189,325	3,160	1,369,641	3,293,812	1,125,755	6,680
Other	10,538	—	7,148	1,873	13,504	—	40,382	2,637
Total	4,573,644	4,848,421	2,374,633	132,221	4,487,632	4,880,031	2,365,380	151,355

Average Customers
Residential	68,701	15,664	54,041	24,437	66,083	15,242	53,044	24,167
Commercial	6,910	1,409	4,892	7,446	6,795	1,378	4,261	7,386
Industrial	142	75	1,109	2	122	72	1,716	2
Other	5	—	—	—	4	—	—	—
Total	75,758	17,148	60,042	31,885	73,004	16,692	59,021	31,555

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.